Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Andrew Gordon, President & CEO

Telephone:  (718) 832-0800

Coffee Holding Co., Inc. Announces Extension of Credit Facility Term and Reduction of Interest Rate

STATEN ISLAND, New York – February 16, 2012.  Coffee Holding Co., Inc. (NASDAQ: JVA) (the “Company”) today announced that it renegotiated and extended the term of its financing agreement with Sterling National Bank until February 17, 2014.  In addition, the interest rate on the credit facility was reduced to the Wall Street Journal Prime rate, (which is currently 3.25%) plus one percent (1%), effective as of February 1, 2012.

“We are pleased to have been able to extend our line of credit facility at a significantly reduced interest rate with our lender of choice, Sterling National Bank.  We believe this extension solidifies our banking needs for the next two years and, at the same time, we will realize savings on our interest costs,” said Andrew Gordon, President and CEO.

“As always, we continue to search for ways to improve our costs of operation to enhance shareholder value,” added Mr. Gordon.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.